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The following are excerpts of a transcript of Diamondback Energy, Inc.’s Q4 2023 earnings call held on February 21, 2024.

[See Next Page]

Call Participants

EXECUTIVES

Adam T. Lawlis
Vice President of Investor Relations

Daniel N. Wesson
Executive VP & COO

Matthew Kaes Van’t Hof
President & CFO

Travis D. Stice
CEO & Chairman of the Board

ANALYSTS

Arun Jayaram	Neil Singhvi Mehta
JPMorgan Chase & Co, Research	Goldman Sachs Group, Inc., Research
Division	Division

David Adam Deckelbaum	Paul Cheng
TD Cowen, Research Division	Scotiabank Global Banking and
Markets, Research Division
Derrick Lee Whitfield
Stifel, Nicolaus & Company,	Roger David Read
Incorporated, Research Division	Wells Fargo Securities, LLC, Research
Division
Douglas George Blyth Leggate
BofA Securities, Research Division

Jeoffrey Restituto Lambujon
Tudor, Pickering, Holt & Co. Securities,
LLC, Research Division

John Holliday Abbott
BofA Securities, Research Division

Leo Paul Mariani
ROTH MKM Partners, LLC, Research
Division

Neal David Dingmann
Truist Securities, Inc., Research
Division

Question and Answer

[…]

Neal David Dingmann
Truist Securities, Inc., Research Division

My first question is on Endeavor, specifically. I just want to go back to this. You all highlighted about 344,000 acres with about 2,300 locations. That compares to 494,000 and 3,800 for you all. And I’m just wondering, does this slightly smaller current core footprint provide a material amount of immediate incremental locations, Travis, and I’m just wondering or potential upside, and I’m wondering how you would be thinking about? I know it’s still a while until this thing likely closes, but how you will attack these assets?

Matthew Kaes Van’t Hof
President & CFO

Yes, Neal, I mean, listen, we wanted to be conservative in how we laid out the inventory counts for both us and them. It’s sub-40. I mean, I think there’s been a lot of aggressive inventory counts put in deals lately and I think for us to be able to say that combined, we have about 12 years of sub-40 breakeven inventory is truly a best-in-class number in North American shale. And that’s kind of why we put it there. I mean I think generally, as with Diamondback’s position, there’s a lot of inventory that breaks even well above those numbers. I think there’s a lot of testing going on throughout the basin. There’s probably some zones like the Upper Sprayberry that we’d probably call a sub-40 breakeven zone today, but I don’t think we’re ready to fully put it in the location count.

So I think it’s just conservatism. And I think on a relative basis, not all locations are created equal and within that combined 6,000 location count, there’s some that breakeven below $30, right? I mean it’s all about what we’re developing today and saving the upside for later, and we know that, that upside is going to accrue to us with the size of the acreage position pro forma.

Travis D. Stice
CEO & Chairman of the Board

Neal, just to add to that point, if you think about a company’s future, two things are really important for the oil and gas sector. One is kind of this durable inventory and Kaes just walked you through some numbers there. But it’s also the conversion efficiency of that inventory. And I think now with the announcement of this Endeavor merger, we’re in control of both the numerator and denominator of that ratio. So our durable inventory greatly extends and then our conversion efficiency that we’ve been known for, for a long time actually gets to come to bear on a larger asset base. And I think to give you a little bit more color and comfort, we didn’t put our thumb on the scale as we looked across above our fence. And what I mean by that is we simply applied what Diamondback is doing today on drilling and completion and operating wells. And then physical adjacent, this case was just explaining, made the assumption that, that can be applied across above our fence. So I want to give you a little bit more color there, Neal. Thanks for your question.

Neal David Dingmann
Truist Securities, Inc., Research Division

No, I appreciate from both. I definitely appreciate the conservatism. I think you’re right, Kaes, There has been a lot of -- something inflated. And my second question is on your current Slide 11 of today on the multi-zone development strategy. Specifically, really like that you all -- for ‘24 had -- or I’m sorry, for ‘23, had the average project size of around 24 wells. And I’m just wondering, will that be approximately the same this year? And I’m just wondering with that, how do you all continue to mitigate the frac hits that seem to plague other operators so much when they do these larger projects?

Matthew Kaes Van’t Hof
President & CFO

Yes. Look, I mean, I think generally, Neal, the project size is up. I mean 25 is not an exact number. It’s going to be different in different counties where we have different spacing within different zones. We’re not -- we don’t use a cookie cutter strategy to develop the asset. We use a unique development strategy for each -- each area. I think with a lot of experience with frac hits over the years, I think we’ve learned in our planning group has gotten significantly better at looking around the core and seeing what issues might arise.

And certainly, there’s a benefit of size and scale, right? If we have 1 of these 24 projects coming on every quarter, well, there’s a lot of risk in that 1 tubular project. But here, we have 4, 5, 6 of these coming on every quarter, and that allows us operational flexibility to move around and plan our business. And that’s just one of the other benefits of size and scale that will only be magnified with the potential and with the Endeavor merger.

[…]

David Adam Deckelbaum
TD Cowen, Research Division

I was just curious, Travis, if you could provide an outlook. I know when you announced the Endeavor deal, I think you said that you weren’t going to sell anything, obviously, until the deal closes, which makes plenty of prudent sense. But I’m interested just with all of the minority interest that you have in various pipeline investments. How should we think about just where that pipeline cycle is right now relative to investing versus harvesting? Is that something that we might see -- if we think about the risk for -- or probability around ‘24, seeing some of those investments being harvested, is the market kind of ripe for that right now? Or do you kind of expect these to be more long-term investment harvesting Endeavor’s?

Matthew Kaes Van’t Hof
President & CFO

Yes, David, I mean some are able to be harvested today. Some are probably further down the line. I mean we’ve done a pretty good job selling some of these noncore, I won’t call them noncore, but equity method investments over the last 12 months. We sold the Gray Oak pipeline interest. We sold our interest in the OMA oil gathering JV. I think it’s logical that some of our assets that we can control the sale of will likely pursue at sale, but there’s others that we’re probably some of would tag along with a bigger sale, and I can’t control when those happen. But it’s certainly an asset that we -- or assets that we have on our side of the ledger that will be used to reduce debt quickly on a stand-alone basis or through the Endeavor merger.

So I think that’s certainly on the table. I think Travis’ point on not having to sell significant assets is important, right, when we structured the cash stock mix of the deal, we don’t want to be a forced seller of assets to pay down debt. And I think we’ve done that with the mix we presented last week.

[…]

David Adam Deckelbaum
TD Cowen, Research Division

Appreciate that. And then just maybe a little bit in the weeds on this one, but the ‘24 plan when you lay out the Midland Basin development and this year, maybe coincidentally or not, there’s more -- a little bit more on the margin going to Wolfcamp and some of the other zones. Is that just more coincident of geography where you’re developing this year and then presumably years beyond? Or are there some things that you saw in ‘23 that are sort of increasing your confidence of wanting to allocate more capital there? And if there’s any color you could provide.

Matthew Kaes Van’t Hof
President & CFO

Yes. I mean I think both from our drill bit and from others drill bit, we’ve seen really good results in the Wolfcamp D. I think it makes sense to put it into the stack today maybe not in every situation, but in more and more situations. So more Wolfcamp D in the plan. And then on the other bucket, we have more Upper Sprayberry in the plan. So I think generally, if we’re able to add these zones to our development plan and see similar productivity per foot, that only extends the inventory duration that we have, both on a stand-alone basis and pro forma with Endeavor. They’ve been developing a lot more Wolfcamp D than us, and we talked a little bit about that last week. But I think it just shows the beneficial nature of the Midland Basin stacked pay that we’re adding zones like the Upper Sprayberry and the Wolfcamp D that we didn’t talk about 3, 4, 5 years ago and now becoming core development targets.

[…]

Neil Singhvi Mehta
Goldman Sachs Group, Inc., Research Division

Yes. I guess I have a couple of pricing-related questions. And the first, I would love your perspective on just hedging as stand-alone and then also pro forma once you roll in the Endeavor assets, historically, you talk about trying to maximize upside exposure while protecting extreme downside. Just curious what that means for you as you think about hedging in 2024?

Matthew Kaes Van’t Hof
President & CFO

Yes, Neil, I mean, I think we need to protect our side of the ledger through the period between signing and closing, so we can generate free cash that reduces the cash portion of the purchase price. I think we’ve done that. We’ve historically bought first in the kind of $55 WTI range. We now kind of stepped it up to kind of that $60 range and we’ll probably be a little more hedged on our side between sign and close than we have been in the past, closer to, I don’t know, 2/3, 3/4 hedged so that we can make sure that, that cash is there to reduce the cash portion of the purchase price.

I think longer term, it all depends on the strength of the balance sheet and the breakeven that we have with our base dividend. We’ve always kind of tried to buy hedges at kind of 50% to 55%, and that protects free cash flow, balance sheet doesn’t blow out and the dividend is well protected in that extreme downside scenario. So I don’t expect us to move to an non hedging company because we just believe that it’s prudent to protect the balance sheet and our base dividend, which we see like debt.

[…]

Arun Jayaram
JPMorgan Chase & Co, Research Division

Travis, Kaes, I’d like to know if you -- maybe you could walk us through kind of the past to get to the $10 billion net debt target in terms of timing? And how do asset sales, would that influence the timing of reaching that target?

Matthew Kaes Van’t Hof
President & CFO

Yes, Arun, I think we kind of laid out in a $75 world, generally, the 2 businesses throughout the course of this year will combine to generate about $5 billion of free cash flow. And if we’re looking at a late 2024 close, just high level, half that number, $2 billion to $2.5 billion will be used to reduce the cash portion of purchase price. That kind of puts you in the kind of $12 billion of full net debt at close. And with the business continuing to generate more free cash in 2025 with the numbers we laid out, you could see that $10 billion number by middle of ‘25. Now that excludes any asset sales or acceleration. And I think we try to be an under-promised, overdelivered company, and there’s a lot of things that we can do to accelerate that outside commodity price because I don’t think we want to put the entire bet based on commodity price. So we’re looking at what’s available to sell down in the next couple of months here and beat that target.

[…]

Derrick Lee Whitfield
Stifel, Nicolaus & Company, Incorporated, Research Division

Terrific. And as my follow-up, I wanted to touch on Endeavor since you guys have been out meeting with investors since the deal was announced. Are there any aspects of the transaction that are underappreciated in your view?

Travis D. Stice
CEO & Chairman of the Board

I think the first question that came up was on the synergies of the $3 billion worth of synergies. Most of those underpinned by our existing cost structure applied to the Endeavor assets. And so the those are usually the entry questions. But once we explained that the cost assumptions that we embedded are the same cost assumptions we’re currently doing today, a lot of comfort was gained and then we went to the more kind of strategic questions with the shareholders. So I think probably the cost efficiencies were the first and then secondarily, were some of the debt retirement strategies that Kaes just went through were probably the 2 most topical questions that we dealt with.

[…]

Jeoffrey Restituto Lambujon
Tudor, Pickering, Holt & Co. Securities, LLC, Research Division

My first question -- my first question is on the step change in capital efficiency you are looking forward to into 2025. If you could talk more about the pathway there? I know you’re already there for the legacy portfolio and well costs, as you mentioned, Travis. But can you comment maybe on the larger buckets or moving pieces you’ll be focusing on for the Endeavor side, both in terms of that well cost reduction and in terms of the non-D&C line items which you think about as we shift from this year into next?

Matthew Kaes Van’t Hof
President & CFO

Yes, Jeoff, I think generally, there’s two big buckets on the D&C side that we see across the fence of Endeavor that we’ll probably look to put in place with the team there as we start to integrate on the completion side, it’s really the simul-frac development plan as well as probably half of that plan being a simul-frac E fleet, which only reduces the cost of the completion side of the business. I don’t think we’ve modeled the benefits of a much larger supply chain to these numbers. This is just us getting their costs down to our costs on the capital side. So there’s probably some upside there at some point. And then on the drilling side, we’ve been a big proponent of clear fluids, not using oil-based mud to drill these wells. It saves time and money. That was something we put in place and learned from the QEP team 3 or 4 years ago.

And so I think that’s just a decision to make that save significant dollars. And what I’m excited about is to get under the tent with the Endeavor team and learn what they’re doing that we can do better, right? I think that’s not modeled in this pro forma business. And we’ve learned something from both Energen and QEP are two large mergers that we’ve done to date. So I think there’s some upside there. But really, all we’re doing is looking to put in place what we’re doing today on a larger asset base.

Travis D. Stice
CEO & Chairman of the Board

And Jeoff, since I spoke just a second ago on some of the cultural elements of Diamondback. One another cultural element is when we combine assets in our history, we’ve done a really good job of checking our egos at the door and finding out what’s really working and it’s a culture of seeking first to understand as opposed to being understood. And as Kaes just mentioned, when we put the two companies together, we’re really excited about understanding what they do, why they do it and making -- collectively making improvements, both on our side and on the income and asset side.

Jeoffrey Restituto Lambujon
Tudor, Pickering, Holt & Co. Securities, LLC, Research Division

Perfect. And then for my follow-up, I wonder if you could just speak to how the philosophy around the balance sheet longer term will evolve at all once the deal closes, we appreciate the commentary on the path to get to the $10 billion net debt level. But we’re just thinking about how the pro forma math continues to push timing back to new levels in terms of weight class kind of space.

Matthew Kaes Van’t Hof
President & CFO

Yes. That’s a question we got on the road a lot last year is kind of from investors saying, hey, listen, you’re in a different weight class now and you probably need to reassess your long-term leverage profile. And I think that resonated with us and fits with what we’re trying to do. I think we eventually want to get to kind of a $6 billion to $8 billion net debt number, keep real cash on the balance sheet. I think the concern that Diamondback is going to go do every deal and use all the cash to do deals has probably been removed with this merger. And in my mind, that leaves us flexibility in terms of capital allocation to lean into a buyback in a down cycle or lean into an acquisition in the down cycle and be -- or not be procyclical in how we look at allocating capital on the repurchase side or the deal side. So long term, $6 billion to $8 billion would be a good number. if it gets to 0, that would be great. But I think generally running in that half a turn at strip is a pretty good place to be.

[…]

Paul Cheng
Scotiabank Global Banking and Markets, Research Division

Kaes, last week, when you announced the deal, you gave the 2024 and ‘25, CapEx profile and also the production. It was 2025, the pro forma comparing to 2024, will be about, say, round number $700 million lower. Can you break down that how much is related to because you think the antipathy will be lower on that asset because you’re not going to grow as fast? And how much is truly is testing?

Matthew Kaes Van’t Hof
President & CFO

Yes. Sure, Paul. You kind of cut out a little bit, but I think I get your question. The question was how we bridge the gap between the combined 2024 CapEx guide with us and Endeavor separately and the combined -- the business in ‘25, which is down $700 million.

I would say most of it is running our cost structure on the Endeavor D&C. And so that’s basically 175 wells at $1.5 million to $2 million cheaper, gets you to about $300 million. I think the combined business is not going to need as many wells to hit the production number. Endeavor was growing last year that started slowing down midyear, but their decline rate shallowing, so that will help.

Our decline rate continues to shallow that will help. And I think we’re going to allocate capital to the best combined resource probably in North America, which will help. And so that kind of gets you to needing probably 50 less wells at $6 million, $6.5 million of a pop. That’s about another $300 million. And -- and then I think generally, we’re spending some dollars this year, probably about $50 million on environmental CapEx that is kind of onetime in nature and will be reduced on our side as well. So you put all that together, and that’s a very, very capital-efficient business in 2025, assuming existing well costs, and that can move around, but that’s how we’re thinking about ‘25.

[…]

Leo Paul Mariani
ROTH MKM Partners, LLC, Research Division

Wanted to just ask about the Endeavor FANG combination here. Do you guys see any tax benefit for the combined entity where you might be able to defer some of the cash tax payments as a result of combining these two companies, if you had any preliminary look at that?

Matthew Kaes Van’t Hof
President & CFO

I mean there will obviously be some benefit with the cash portion of the transaction and the associated interest expense. But we’re continuing to do our combination work. I mean we’re a full cash taxpayer essentially, I mean, they’re pretty close as well. So I don’t think there’s going to be too much to do there, Leo, but certainly, the cash piece is going to shield a little bit of taxes on our side.

[…]

John Holliday Abbott
BofA Securities, Research Division

This is John Abbott on for Doug Leggate, apologies, I was on mute. Just one more on just one question going back to Paul’s question on the difference in CapEx between 2024 and 2025. That’s about $725 million. And then you talk about the $550 million in synergies. So when you think about that $725 million, is there an addition on top of that as sort of we sort of think into 2025, just sort of we’re trying to reconcile the two numbers?

Matthew Kaes Van’t Hof
President & CFO

Yes. I think the difference between the two numbers is really activity between the $550 million and $725 million. But as the combined business has less activity in ‘25 versus ‘24, which is helping, but we kind of see the $550 million as more of a longer-term run rate, John.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended, which involve risks, uncertainties, and assumptions.  All statements, other than statements of historical fact, including statements regarding the proposed business combination transaction between Diamondback and Endeavor; future performance; business strategy; future operations (including drilling plans and capital plans); estimates and projections of revenues, losses, costs, expenses, returns, cash flow, and financial position; reserve estimates and its ability to replace or increase reserves; anticipated benefits of strategic transactions (including acquisitions and divestitures), including the proposed transaction; the expected amount and timing of synergies from the proposed transaction; the anticipated timing of the proposed transaction; and plans and objectives of management (including plans for future cash flow from operations and for executing environmental strategies) are forward-looking statements. When used in this communication, the words “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “model,” “outlook,” “plan,” “positioned,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” and similar expressions (including the negative of such terms) are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Although Diamondback believes that the expectations and assumptions reflected in its forward-looking statements are reasonable as and when made, they involve risks and uncertainties that are difficult to predict and, in many cases, beyond Diamondback’s control. Accordingly, forward-looking statements are not guarantees of future performance and actual outcomes could differ materially from what Diamondback has expressed in its forward-looking statements.

Factors that could cause the outcomes to differ materially include (but are not limited to) the following: the completion of the proposed transaction on anticipated terms and timing or at all, including obtaining Diamondback stockholder approval, regulatory approval and satisfying other conditions to the completion of the transaction; uncertainties as to whether the proposed transaction, if consummated, will achieve its anticipated benefits and projected synergies within the expected time period or at all; Diamondback’s ability to integrate Endeavor’s operations in a successful manner and in the expected time period; the occurrence of any event, change, or other circumstance that could give rise to the termination of the proposed transaction; risks that the anticipated tax treatment of the proposed transaction is not obtained; unforeseen or unknown liabilities; unexpected future capital expenditures; potential litigation relating to the proposed transaction; the possibility that the proposed transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; the effect of the announcement, pendency, or completion of the proposed transaction on the parties’ business relationships and business generally; risks that the proposed transaction disrupts current plans and operations of Diamondback or Endeavor and their respective management teams and potential difficulties in retaining employees as a result of the proposed transaction; the risks related to Diamondback’s financing of the proposed transaction; potential negative effects of this announcement and the pendency or completion of the proposed transaction on the market price of Diamondback’s common stock and/or operating results; rating agency actions and Diamondback’s ability to access short- and long-term debt markets on a timely and affordable basis; changes in supply and demand levels for oil, natural gas, and natural gas liquids, and the resulting impact on the price for those commodities; the impact of public health crises, including epidemic or pandemic diseases and any related company or government policies or actions; actions taken by the members of OPEC and Russia affecting the production and pricing of oil, as well as other domestic and global political, economic, or diplomatic developments, including any impact of the ongoing war in Ukraine and the Israel-Hamas war on the global energy markets and geopolitical stability; instability in the financial markets; concerns over a potential economic slowdown or recession; inflationary pressures; rising interest rates and their impact on the cost of capital; regional supply and demand factors, including delays, curtailment delays or interruptions of production, or governmental orders, rules or regulations that impose production limits; federal and state legislative and regulatory initiatives relating to hydraulic fracturing, including the effect of existing and future laws and governmental regulations; physical and transition risks relating to climate change; those risks described in Item 1A of Diamondback’s Annual Report on Form 10-K, filed with the SEC on February 23, 2023, and those risks disclosed in its subsequent filings on Forms 10-Q and 8-K, which can be obtained free of charge on the SEC’s website at http://www.sec.gov and Diamondback’s website at www.diamondbackenergy.com/investors/; and those risks that will be more fully described in the definitive proxy statement on Schedule 14A that is intended to be filed with the SEC in connection with the proposed transaction.

In light of these factors, the events anticipated by Diamondback’s forward-looking statements may not occur at the time anticipated or at all.  Moreover, Diamondback operates in a very competitive and rapidly changing environment and new risks emerge from time to time. Diamondback cannot predict all risks, nor can it assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those anticipated by any forward-looking statements it may make. Accordingly , you should not place undue reliance on any forward-looking statements. All forward-looking statements speak only as of the date of this communication or, if earlier, as of the date they were made. Diamondback does not intend to, and disclaims any obligation to, update or revise any forward-looking statements unless required by applicable law.

Additional Information about the Merger and Where to Find It

In connection with the potential transaction between Diamondback and Endeavor, Diamondback expects to file relevant materials with the SEC including a proxy statement on Schedule 14A.  Promptly after filing its definitive proxy statement with the SEC, Diamondback  will mail the definitive proxy statement to each stockholder entitled to vote at the meeting relating to the proposed transaction.  This communication is not a substitute for the proxy statement or for any other document that Diamondback  may file with the SEC and send to its stockholders in connection with the proposed transaction.  INVESTORS AND STOCKHOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT DIAMONDBACK WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION AND THE PARTIES TO THE TRANSACTION. The definitive proxy statement, the preliminary proxy statement, and other relevant materials in connection with the transaction (when they become available) and any other documents filed by Diamondback  with the SEC, may be obtained free of charge at the SEC’s website www.sec.gov. Copies of the documents filed with the SEC by Diamondback  will be available free of charge on Diamondback ’s website at www.diamondbackenergy.com/investors/.

Participants in the Solicitation

Diamondback and its directors and executive officers may be deemed, under SEC rules, to be participants in the solicitation of proxies from Diamondback’s stockholders in connection with the transaction. Information about the directors and executive officers of Diamondback is set forth in (i) in Diamondback ’s proxy statement for its 2023 annual meeting, including under the headings “Proposal 1—Election of Directors”, “Executive Officers”, “Compensation Discussion and Analysis”, “Compensation Tables”, “Stock Ownership” and “Certain Relationships and Related Transactions”, which was filed with the SEC on April 27, 2023 and is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/1539838/000130817923000793/fang-20221231.htm, (ii) Diamondback ’s Annual Report on Form 10-K for the year ended December 31, 2022, including under the headings “Item 10. Directors, Executive Officers and Corporate Governance”, “Item 11. Executive Compensation”, “Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” and “Item 13. Certain Relationships and Related Transactions, and Director Independence”, which was filed with the SEC on February 23, 2023 and is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/1539838/000153983823000022/fang-20221231.htm and (iii) subsequent statements of changes in beneficial ownership on file with the SEC. Additional information regarding the participants in the proxy solicitation and a description of their direct or indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials filed with the SEC when they become available.  These documents may be obtained free of charge from the SEC’s website at www.sec.gov and Diamondback’s website at www.diamondbackenergy.com/investors/.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.